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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HELMERICH & PAYNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1437 South Boulder Avenue
Tulsa, Oklahoma 74119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc. (the "Company"), will be held at Boulder Towers, Granite Room, First Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 5, 2008, for the following purposes:

  1.
  To elect two Directors comprising the class of Directors of the Company known as the "Second Class" for a three-year term expiring in 2011.

  2.
  To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

In accordance with the By-laws, the close of business on January 10, 2008, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

The Company's Proxy Statement is submitted herewith and is first being sent or given to the stockholders on or about January 25, 2008. The Annual Report for the year ended September 30, 2007, accompanies this Proxy Statement.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN R. MACKEY Secretary

Tulsa, Oklahoma
January 25, 2008

1437 South Boulder Avenue
Tulsa, Oklahoma 74119

PROXY STATEMENT

General Information

        The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc., and will be voted at the Annual Meeting of Stockholders on March 5, 2008. This statement and the accompanying proxy, together with the Annual Report for the year ended September 30, 2007, are first being sent or given to stockholders on or about January 25, 2008.

        Throughout this Proxy Statement, Helmerich & Payne, Inc. is referred to as "the Company," "we," "our" or "us."

        Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

        The cost of this solicitation will be paid by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Our officers and employees may also solicit proxies by telephone, fax or in person. We do not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

        At the close of business on January 10, 2008, there were 103,872,179 issued and outstanding shares of our common stock, the holders of which are entitled to one vote per share on all matters. We have no other class of securities entitled to vote at the meeting. Only stockholders of record at the close of business on January 10, 2008, will be entitled to vote at the Annual Meeting.

Security Ownership of Certain Beneficial Owners

        The following table sets forth the name and address of each of our stockholders who, to our knowledge, beneficially owns more than 5% of our common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 11, 2008.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	8,257,200	(2)	7.95%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,394,736	(3)	5.19%

(1)
Unless otherwise indicated, all shares are owned directly by the named entity, with such entity possessing sole voting and dispositive power with respect to such shares.

(2)
This information is based upon State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment dated January 18, 2008.

(3)
The Vanguard Group, Inc. has sole power to vote 30,700 shares and has sole dispositive power over 5,394,736 shares. This information is based upon The Vanguard Group, Inc.'s Schedule 13G dated November 30, 2006.

Security Ownership of Management

        The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, our Chief Executive Officer ("CEO") and all other executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 11, 2008.

Directors and Named Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
W. H. Helmerich, III	Common Stock	2,630,880	(3)	2.53%
Hans Helmerich	Common Stock	2,095,250	(4)	1.99%
Douglas E. Fears	Common Stock	264,661	(5)
John W. Lindsay	Common Stock	218,579	(6)
M. Alan Orr	Common Stock	198,184	(7)
Steven R. Mackey	Common Stock	146,612	(8)
John D. Zeglis	Common Stock	40,200	(9)
Glenn A. Cox	Common Stock	38,200	(10)
William L. Armstrong	Common Stock	36,200	(11)
Edward B. Rust, Jr.	Common Stock	33,000	(12)
Paula Marshall	Common Stock	19,242	(13)
Randy A. Foutch	Common Stock	5,884	(14)
All Directors and Executive Officers as a Group	Common Stock	5,726,892	(15)	5.39%

(1)
Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares. Shares owned include restricted shares over which the named person has voting but not investment power. Stock options held by the named person include options exercisable within 60 days of January 11, 2008.

(2)
Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)
Includes 200,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 40,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

(4)
Includes options to purchase 1,516,080 shares; 10,000 restricted shares; 21,628 shares fully vested under our 401(k) Plan; 36,245 shares owned by Mr. Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 29,600 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 4,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 35,000 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, and for which he shares voting and investment power.

(5)
Includes options to purchase 212,210 shares; 10,000 restricted shares; 457 shares fully vested under our 401(k) Plan; and 1,600 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

(6)
Includes options to purchase 164,286 shares; 45,000 restricted shares; and 9,293 shares fully vested under our 401(k) Plan.

(7)
Includes options to purchase 151,674 shares; 30,000 restricted shares; and 16,510 shares fully vested under our 401(k) Plan.

(8)
Includes options to purchase 125,000 shares; 10,000 restricted shares; and 3,612 shares fully vested under our 401(k) Plan.

(9)
Includes options to purchase 26,200 shares.

(10)
Includes options to purchase 26,200 shares, and 12,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox's wife.

(11)
Includes options to purchase 26,200 shares.

(12)
Includes options to purchase 26,200 shares.

(13)
Includes options to purchase 18,842 shares.

(14)
Includes options to purchase 5,884 shares.

(15)
Includes options to purchase 2,298,776 shares; 105,000 restricted shares; and 51,500 shares fully vested under our 401(k) Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

        Our Board of Directors ("Board") is divided into three classes--First Class, Second Class, and Third Class--whose terms expire in different years. The terms of the Directors of the Second Class expire this year, and their successors are to be elected at this Annual Meeting. The Nominating and Corporate Governance Committee has not yet recommended a director candidate to fill the vacancy in the Second Class created by the resignation of Mr. Francis Rooney. Accordingly, proxies cannot be voted for a greater number of director nominees than the number of nominees named. Our Amended and Restated By-laws provide that any Board vacancies may be filled by the affirmative vote of a majority of the remaining Directors.

        The terms of the Directors of the Third Class and the First Class do not expire until 2009 and 2010, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First and Third Classes of Directors will be comprised of three Directors each, and the Second Class of Directors will be comprised of two Directors.

        The Directors belonging to the First Class and the Third Class, which are not coming up for election at this meeting, and Nominees for Directors of the Second Class, are as follows:

Directors of the First Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
Hans Helmerich	49	2010	President of the Company and Chief Executive Officer; holds positions as Chairman, President and Chief Executive Officer of subsidiary companies. Director of Atwood Oceanics, Inc. and Cimarex Energy Co. Trustee of Northwestern Mutual.	1987
Paula Marshall	54	2010	Chief Executive Officer of The Bama Companies, Inc. (manufacturer and marketer of food products). Director of BOK Financial Corp.	2002
Randy A. Foutch	56	2010	Chairman of the Board, President and Chief Executive Officer of Laredo Petroleum, Inc. (oil and gas exploration and production). Director of Bill Barrett Corporation.	2007

Directors of the Third Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
W. H. Helmerich, III	85	2009	Chairman of the Board of the Company.	1949
Glenn A. Cox	78	2009	Retired President and Chief Operating Officer of Phillips Petroleum Company (large integrated oil company). Director of Cimarex Energy Co.	1992
Edward B. Rust, Jr.	57	2009	Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company (insurance and financial services company). Director of State Farm VP Management Corp.; State Farm Mutual Fund Trust; The McGraw-Hill Companies, Inc. and Caterpillar, Inc.	1997

Nominees for Directors of the Second Class

Name	Age	Expiration of Present Term	Principal Occupation and Current Directorships	Year First Became Director
John D. Zeglis	60	2008	Retired Chief Executive Officer and Chairman, AT&T Wireless Services, Inc. (wireless phone services company). Director of AMX Corporation; Georgia-Pacific Corporation; State Farm Mutual Automobile Insurance Company; and Telstra Corporation Limited.	1989
William L. Armstrong	70	2008	President, Colorado Christian University. Chairman of Cherry Creek Mortgage Company (mortgage banking); The El Paso Mortgage Company (mortgage banking); and Centennial State Mortgage Company (mortgage banking). Chairman of Denver-based Oppenheimer Funds.	1992

        Mr. Hans Helmerich is a Director of Atwood Oceanics, Inc. ("Atwood"), and the Company, through its wholly-owned subsidiary, owns common stock of Atwood. As a result, Atwood may be deemed to be an affiliate of the Company.

        The principal occupation of each of the Directors and the Nominees for Directors of the Second Class is as set forth in the tables above and has been the same occupation for the past five years except as follows: (i) Mr. John D. Zeglis was Chief Executive Officer and Chairman of AT&T Wireless Services, Inc. from December, 1999 to November, 2004; (ii) Mr. William L. Armstrong became the President of Colorado Christian University in 2006; (iii) Mr. Edward B. Rust, Jr. became President of State Farm Mutual Automobile Insurance Company on January 1, 2007; and (iv) Mr. Randy A. Foutch founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until May of 2006, and prior thereto served as the President and CEO of Newfield Exploration Mid-Continent Inc. and Vice President of Newfield Exploration Inc. until March of 2002. Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PERSONS NOMINATED BY THE BOARD.

Attendance

        There were four regularly scheduled meetings of the Board held during fiscal 2007, plus one special meeting held via teleconference. We require each Director to make a diligent effort to attend all Board and Committee meetings as well as the Annual Meeting of the Stockholders. All of our Directors attended the 2007 Annual Meeting of the Stockholders with the exception of Ms. Paula Marshall. During fiscal 2007, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees of which he or she is a member.

Committees

        Messrs. Cox (Chairman), Foutch, Rust, and Zeglis are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of our independent registered public accounting firm. The Board has determined that Mr. Glenn A. Cox is an "audit committee financial expert" as defined by Item 407 of Regulation S-K of the Securities and Exchange Commission ("SEC"). During the fiscal year ended September 30, 2007, the Audit Committee held eight meetings.

        Ms. Marshall and Messrs. Armstrong and Zeglis (Chairman) are members of the Human Resources Committee (which functions as our compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to evaluate the performance of our executive officers, to review and make decisions regarding compensation of our executive officers and make recommendations regarding compensation of non-employee members of our Board, and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. The Human Resources Committee may not delegate any of its authority to other persons or committees. During the fiscal year ended September 30, 2007, the Human Resources Committee held three meetings.

        Ms. Marshall and Messrs. Armstrong (Chairman), Cox, Foutch, Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board, to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to us, and to assist the Board in developing and evaluating potential candidates for executive positions and generally oversee management succession planning. During the fiscal year ended September 30, 2007, the Nominating and Corporate Governance Committee held four meetings.

        The non-management Directors, in fiscal 2007, met in executive session without management, prior to each regularly scheduled Board meeting. Mr. Armstrong was presiding Director for all executive sessions.

Corporate Governance

        The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, our Code of Business Conduct and Ethics, applicable to all our Directors, officers and employees, the Code of Ethics for Principal Executive Officer and Senior Financial Officers, the Related Person Transaction Policies and Procedures and certain Audit Committee Practices are available on our website, www.hpinc.com, under "Corporate Governance" in the "Investor Relations" section. The information on our website is not incorporated by reference in this Proxy Statement. A printed copy of the above mentioned documents will be provided without charge upon written request to our Corporate Secretary.

        The Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board (all of which are addressed below), Board committee matters and other areas of import.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the New York Stock Exchange ("NYSE") and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with us. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

        A Director will not be independent if: (i) the Director is, or has been, within the last three years, our employee, or an immediate family member is, or has been within the last three years, our executive officer; (ii) the Director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than Director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) the Director or an immediate family member is a current partner in a firm that is our internal or external auditor; (iv) the Director is a current employee of a firm that is our internal or external auditor; (v) the Director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; (vi) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time; (vii) the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or (viii) the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of such other company's consolidated gross revenues.

        In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a director's independence: (i) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which we were indebted, or to which such other company was indebted to us, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year; (ii) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where our annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year did not exceed the greater of $1,000,000 or two percent (2%) of that organization's consolidated gross revenues; (iii) the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, provided the payments made by us to the firm during a fiscal year do not exceed two percent (2%) of the firm's gross revenues for the fiscal year, and the Director's relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us; or (iv) a relationship arising solely from a Director's position as a director of another company that engages in a transaction with us shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

        Finally, a Director who is a member of our Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from us or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules); or (ii) is an affiliated person (as defined by the SEC) of us or any subsidiary.

        Generally, relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether the Director would be independent.

        In determining the independence of Ms. Marshall and Messrs. Armstrong, Cox, Foutch, Rust and Zeglis, the Board of Directors considered (i) State Farm Mutual Automobile Insurance Company's ownership of our common stock and that it held approximately $8 million of our long-term unsecured debt, (ii) Mr. Rust's position as Chairman, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, (iii) that Mr. Zeglis is a board member of State Farm Mutual Automobile Insurance Company, and (iv) that Ms. Marshall is a board member of Bank of Oklahoma and that we have a $5 million unsecured line of credit with Bank of Oklahoma.

        After applying the standards set forth above in our Corporate Governance Guidelines, the Board determined that Ms. Marshall and Messrs. Zeglis, Rust, Foutch, Cox and Armstrong had no material relationship with the Company and that each is independent under the categorical standards and the applicable requirements of the NYSE and applicable law.

Director Identification, Evaluation and Nomination

        General Principles and Procedures.    We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our Directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect our practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee's ("Committee") criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

        In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will (i) consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines, (ii) assess the performance of the Director during the preceding term, and (iii) determine whether there exist any special, countervailing considerations against re-nomination of the Director.

        If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee's view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

        The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

        As to each recommended candidate that the Committee believes merits consideration, the Committee will (i) cause to be assembled information concerning the background and qualifications of the candidate, (ii) determine if the candidate satisfies the minimum qualifications required by our Corporate Governance Guidelines, (iii) determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board, (iv) consider the contribution that the candidate can be expected to make to the overall functioning of the Board, and (v) consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

        Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

        Stockholder Recommendations.    The Committee shall consider recommendations for the nomination of qualified Directors submitted by holders of our shares entitled to vote generally in the election of Directors. The Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent Director.

        For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by our Corporate Governance Guidelines.

        Only those recommendations whose submission complies with the following procedural requirements will be considered by the Committee: (1) Stockholder Nominations to the Committee. The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to our Secretary at our headquarters address. To be considered by the Committee, stockholder nominations must be submitted before our fiscal year-end and must include the information listed in paragraph 2(i) and (ii)(a), (c) and (d) below, together with a statement of the number of shares of our stock beneficially owned by the stockholder making the nomination and by any other supporting stockholders. (2) Stockholder Nominations at the Annual Meeting. Our By-laws provide that any stockholder who is entitled to vote for the election of Directors at a meeting called for such purpose may nominate persons for election to the Board. A stockholder desiring to nominate a person or persons for election to the Board must send a timely (see Stockholder Proposals on page 35) written notice to the Corporate Secretary setting forth in reasonable detail the following: (i) as to each person whom the stockholder proposes to nominate for election all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving notice (a) the name and address of the stockholder making the nomination, (b) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination, (c) the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder.

        Candidates for Director who are properly recommended by our stockholders will be evaluated in the same manner as any other candidate for Director. The Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards

        All persons nominated to serve as one of our Directors should possess the following minimum qualifications more fully discussed in our Corporate Governance Guidelines: all candidates (i) must be individuals of personal integrity and ethical character; (ii) should be free of conflicts of interest that would materially impair his or her judgment; (iii) must be able to represent fairly and equally all of our stockholders; (iv) must have demonstrated achievement in business, professionally, or the like; (v) must have sound judgment; (vi) must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours; (vii) must have, and be prepared to devote, adequate time to the Board and its committees; and (viii) must not conflict with any of our term or age limits for Directors. Also, as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole, and the Committee will also ensure that: (i) at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law; (ii) at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and (iii) at least some of the independent Directors have experience as senior executives of a public or substantial private company.

        These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Communication with the Board

        The Board has established several means for employees, stockholders and other interested persons to communicate their concerns to the Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern may be submitted in writing to the Chairperson of the Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If the concern is intended for the non-management presiding Director or the non-management Directors as a group, the concern may be submitted in writing to such non-management Director(s) in care of our Secretary at our headquarters address. If the employee, stockholder or other interested person is unsure as to which category his or her concern relates, he or she may submit it in writing to the Board or any one of the Directors in care of our Secretary at our headquarters address. Our headquarters address is 1437 South Boulder Avenue, Tulsa, OK 74119.

        Each communication intended for any management or non-management Director(s) or for the entire Board of Directors and received by the Secretary which is related to our operation will be promptly forwarded to the specified party(ies).

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Overview

        The Human Resources Committee ("Committee") has the responsibility for establishing, implementing and monitoring our executive compensation program. All compensation decisions relating to our executive officers are made by the Committee after soliciting input from all independent Directors. The Committee meets in late November or early December following the end of each fiscal year to consider salary adjustments for the next calendar year and equity based compensation awards and bonus compensation for the completed fiscal year. Prior to making final compensation decisions, the Committee reviews proposed executive compensation with the independent Directors as a group. Generally the types of compensation and benefits paid to our executive officers are the same as those provided to other key employees. There are no material individual differences in compensation policies and decisions for our executive officers.

        Our Chief Executive Officer ("CEO"), Chief Financial Officer and the other three executive officers identified in the Summary Compensation Table for fiscal 2007 are referred to in this proxy statement as "named executive officers."

Compensation Philosophy and Objectives

        The objectives of our executive compensation program are to compensate executives in a manner that advances the interests of the stockholders while ensuring that we are able to attract and retain qualified executives. To that end, we have designed our executive compensation program to reward the achievement of short- and long-term corporate goals that enhance stockholder value. The Committee monitors both performance and compensation to ensure that we maintain our ability to attract and retain qualified executives and that compensation paid to our executives remains competitive relative to compensation paid to executives of competitor companies. Our compensation elements consist of:

  •
  Base salary

  •
  Bonus

  •
  Long-term equity incentive compensation

  •
  Retirement benefits

  •
  Other benefits

Role of Executive Officers in Compensation Decisions

        The Committee annually evaluates the performance of the CEO and determines the CEO's compensation in light of the objectives of our compensation program. The CEO provides an annual assessment of his performance and the performance of the other named executive officers, together with his recommendations as to their compensation. The Committee considers the CEO's recommendations and, in its discretion, may modify his recommendations. The other named executive officers do not play a role in their own compensation decisions, other than discussing individual performance objectives with the CEO. The Vice President and General Counsel and the Director of Human Resources review the compensation consultant's annual draft of its compensation analysis and provide comments for the consultant's consideration. They also attend Committee meetings and provide requested information to the Committee.

Role of Compensation Consultant

        The Committee has engaged Deloitte Consulting LLP ("Deloitte") as its independent compensation consultant to provide research, market data and survey information regarding executive and director compensation. At the Committee's request, Deloitte advises the Committee on all principal aspects of executive and director compensation including the competitiveness of program design and award values. It provides the Committee with an annual written executive compensation analysis with respect to the named executive officers. The written analysis for fiscal 2007 addressed, among other things:

  •
  Recent trends in executive compensation

  •
  Oil and Gas industry executive compensation trends

  •
  Comparison of named executive officers' compensation values to peer group proxy and survey data

        The Committee reviews the compensation of the named executive officers in late November or early December following the end of a particular fiscal year. Deloitte attends this meeting and presents its written compensation analysis covering the named executive officers.

        Deloitte periodically provides the Committee with a written director compensation analysis. The Committee reviews the analysis and determines whether to recommend to our Board of Directors a compensation increase for non-employee directors. The executive officers do not play a role in determining or recommending the amount or form of director compensation.

        Deloitte was first retained by the Committee in December of 2003. Deloitte reports directly to the Committee although they may meet with management from time to time to gather information or to obtain management's perspective on executive compensation matters. The Committee has the sole authority under its Charter to retain or terminate the compensation consultant at any time. In addition, the Committee may conduct or authorize investigations of matters within its scope of responsibilities and may retain, at our expense, independent counsel or other advisors as it deems necessary.

Determining Executive Compensation

        In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly-traded contract drilling companies (collectively "Compensation Peer Group") and against published survey data. The Compensation Peer Group consists of companies that are representative of the types of companies that we compete against for talent. The companies in the Compensation Peer Group are as follows:

  •
  Nabors Industries

  •
  Grey Wolf, Inc.

  •
  Patterson UTI Energy, Inc.

  •
  Parker Drilling Company

  •
  Pride International, Inc.

  •
  Unit Corp.

  •
  Rowan Companies, Inc.

  •
  Diamond Offshore Drilling

  •
  Key Energy Services, Inc.

        The Committee also uses survey data to assist in compensation decisions, including those instances in which a named executive officer's position or duties do not match the position or duties of Compensation Peer Group executives. The data from these surveys is statistically regressed according to our revenue. This survey data includes oilfield services, energy and general industry data. The surveys referenced in Deloitte's 2007 compensation report were:

  •
  Economic Research Institute 2007 Executive Compensation Assessor

  •
  Pearl Meyer 2007 Drilling Management Survey

  •
  Towers Perrin 2007 Oilfield Services Compensation Survey

  •
  Watson Wyatt 2007/2008 Industry Report on Top Management Compensation

  •
  William Mercer 2007 Executive and Energy Compensation Surveys

        The Committee generally sets total target compensation for named executive officers within a range of approximately the 50th to 60th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by corporate performance, experience level, internal equity, nature of duties, market factors and retention issues. At the time the Committee makes compensation decisions, it uses prior fiscal year peer data and available survey data. This data provides peer compensation comparisons on a historical basis. However, the Committee is unable to determine how current pay of the named executive officers compares to current pay of peer executives.

        A significant portion of total compensation is variable based on corporate performance and relative stockholder return. The Committee subjectively considers individual performance during its annual review of base salary and equity awards. However, no specific individual performance criteria or guidelines are used by the Committee. In deciding on the type and amount of executive compensation, the Committee focuses on both current pay and the opportunity for future compensation. The Committee does not have a specific formula for allocating each element of pay, but instead bases the allocation on peer and survey data.

        Prior to fiscal 2005, the Committee generally awarded the same number of stock options on an annual basis to each named executive officer. The Committee, during fiscal 2005, revised its award methodology so that future equity awards would be based on an executive's base pay and the current Black-Scholes value of our common stock. Under the revised methodology, the Committee has generally limited the value of annual equity awards to a range of 250% to 300% of the CEO's base salary and 150% to 250% of the base salary of the other named executive officers. To determine the actual number of shares awarded to a named executive officer, the dollar value of the award is divided by the applicable Black-Scholes value. In determining the Black-Scholes value for equity awards, the Committee uses an average price for our common stock over a 10-day trading period ending on the Friday before the week of the Human Resources Committee meeting. Exceptions to this policy have occurred and may occur in the future as dictated by retention considerations and market factors. For example, the Committee awarded retention grants of time-vested restricted stock in fiscal 2006 to the named executive officers. In addition, the Committee generally limits annual merit salary adjustments to the same percentage that is applicable to all office-based employees.

2007 Executive Compensation Components

        The principal components of compensation for named executive officers for the fiscal year ended September 30, 2007, are described below.

Base Salary

        We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries of named executive officers are set to generally approximate the median level of base salaries of similarly situated executives of companies included in the Compensation Peer Group. Salary levels are typically considered annually as part of our review process as well as upon a promotion. With one exception, the named executive officers' salaries were increased effective January 1, 2007, by 3.75% which was the same percentage increase applicable to all employees. One executive officer's base salary was increased by 13.45% as a result of his performance of additional duties.

Bonus

        The Annual Bonus Plan for Executive Officers ("Bonus Plan") is a cash incentive plan for calculation of annual non-equity incentive based compensation. These cash incentive awards are designed to reward short-term performance and achievement of strategic goals. Combined salaries and target bonus levels are intended to generally fall within a range of approximately the 50th to 60th percentile of the Compensation Peer Group's combined salary and annual bonus levels.

        Pursuant to the terms of the Bonus Plan, each executive officer is assigned a threshold, target and reach bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 40% to 120% for the CEO and 20% to 75% for the other named executive officers. An executive officer's bonus opportunity is based upon three weighted corporate performance criteria. These performance criteria and their weighting are: earnings per share (35%); return on invested capital (35%); and operating earnings before interest, taxes, depreciation and amortization (30%). At the beginning of each fiscal year, the Committee approves the assignment of a threshold, target, and reach objective for each performance criterion based upon the operating and capital budget approved by the Board. The target objective is established with an approximate 60 to 70 percent probability of achievement with threshold and reach objectives adjusted 20% below and above the target objective. Actual fiscal year financial results are compared to plan objectives in order to determine the amount of any executive officer bonus. If actual financial results fall between the threshold and target or the target and reach objectives, then bonuses are proportionately increased as a result of the threshold or target objective being exceeded.

        The approved corporate performance criteria for fiscal 2007 were:

	Threshold	Target	Reach
Earnings Per Share	$2.66	$3.33	$3.99
Return on Invested Capital	18.2%	22.8%	27.3%
Operating EBITDA	$591,307,000	$705,150,000	$818,993,000

        The bonus, if any, is then subject to being increased or decreased by up to 30% based on the satisfaction of the approved safety goal and the Committee's overall assessment of our dayrates and utilization (7.5% weighting) and our stockholder returns relative to the stockholder returns of our competitors (22.5% weighting). However, if the approved safety goal is not met, then the bonus will not be subject to increase but may be decreased. The approved safety goal for fiscal 2007 was that our Occupational Safety and Health Administration rates be at least 25% below industry averages. In determining operational success, the Committee compared our dayrates and utilization to that of our competitors.

        Within this framework, the Committee determined that the target objective for Earnings Per Share and EBITDA and the threshold objective for Return On Invested Capital had been exceeded in fiscal 2007, and that the annual bonus for all named executive officers be increased by 30% due to our operational success, the satisfaction of the safety goal and the achievement of favorable relative stockholder returns.

        The fiscal 2007 bonuses for named executive officers are shown in both the "Bonus" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table on page 21.

Long-Term Equity Incentive Compensation

        The 2005 Long-Term Incentive Plan was approved by our stockholders at the 2006 Annual Meeting of Stockholders ("2005 Plan"). The 2005 Plan governs all stock-based awards granted after March 1, 2006, and the 1996 Stock Incentive Plan and the 2000 Stock Incentive Plan govern stock-based awards granted under such plans prior to March 1, 2006. The 2005 Plan allows the Committee to design stock-based compensation programs to encourage growth of stockholder value and allow key employees and non-employee Directors to participate in the long-term growth and profitability of the Company.

Approximately 90 employees (including the named executive officers) and non-employee Directors receive stock-based awards on an annual basis. Stock option award levels are determined based on market data, and vary among participants based on their positions.

        Under the 2005 Plan, the Committee may grant nonqualified stock options, restricted stock awards, stock appreciation rights and performance units to selected employees and non-employee Directors. Also, the Committee may grant incentive stock options to selected employees under such Plan. To date, the Committee has only awarded non-qualified stock options and time-based restricted stock to participants. A total of 4,000,000 shares of common stock have been authorized for award under the 2005 Plan. With the exception of new employees or Directors, the Committee only approves annual stock-based awards at its meeting in late November or early December after the end of the fiscal year. The Committee selected this time period for review of executive compensation since it coincides with executive performance reviews and allows the Committee to receive and consider final fiscal year financial information. Newly hired employees or appointed Directors are considered for stock-based awards at the time they join the Company. Exceptions to this policy may occur as dictated by retention considerations or market factors.

Stock Options

        Historically, stock-based awards have primarily been made in the form of stock options. The Committee believes that stock options align the interests of executives with stockholders in that stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date.

        The grant date for all stock options is the date the Committee approves the grant. The Committee does not make equity grants in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee has never approved a backdated stock option grant.

        The grant price for all option grants, as provided by the 2005 Plan, is the average of the high and low stock price on the date of grant. Such Plan also prohibits repricing of stock option awards.

        The majority of options granted by the Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option.

        The number and grant date fair value of non-qualified stock options awarded to the named executive officers in fiscal 2007 are shown in the Grants of Plan-Based Awards in Fiscal 2007 table on page 23. In making these awards, the Committee subjectively considered individual and corporate performance and the value of equity awards made by competitors.

Restricted Stock

        We believe that periodic awards of restricted stock assists in retention of executives and other key employees. The Committee has periodically awarded time vested restricted stock to the named executive officers and other key employees. Generally, all restricted stock awards vest equally after the expiration of the third, fourth and fifth years from the original date of grant. During the restriction period, the participant receives quarterly payments from us equal to quarterly dividends and has the right to vote restricted shares. Unvested restricted stock is forfeited if the executive or other key employee leaves the Company.

        As a retention incentive, one named executive officer, in fiscal 2007, was awarded 15,000 shares of restricted stock which vests equally upon the expiration of the fifth and sixth years from the original date of grant. The grant date fair value of the restricted stock award is shown in the Grants of Plan-Based Awards in Fiscal 2007 table on page 23. No other named executive officer received a restricted stock award during fiscal 2007.

Total Direct Compensation for 2007

        The following reflects the percentile ranking of how fiscal 2007 total direct compensation (i.e., base salary, bonus and equity awards) for the named executive officers compares to the total direct compensation of executives of the Compensation Peer Group (using a three-year average equity award value):

Hans Helmerich	40%
John W. Lindsay	77%
M. Alan Orr	84%
Douglas E. Fears	43%
Steven R. Mackey	42%

        Mr. Lindsay's percentile ranking was comparatively higher due to his receipt of equity retention awards in fiscal 2006 and 2007. Mr. Orr's total direct compensation is set to recognize his contributions to the design and development of our FlexRigs®. Also, we believe that his position and duties vary significantly from other executives in the Compensation Peer Group. As a consequence, Mr. Orr's percentile ranking was in the top quartile of the Compensation Peer Group.

Retirement

Pension Plans

        Prior to October 1, 2003, most full-time employees, including the named executive officers, participated in our qualified Employees Retirement Plan ("Pension Plan"). The named executive officers also participated in our non-qualified Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The fiscal 2007 year-end present value of accumulated benefits for each of the named executive officers is shown in the Pension Benefits for Fiscal 2007 table on page 26.

Savings Plans

        Savings plans are designed to help employees, especially long-service employees, save and prepare for retirement.

  Qualified Plan

          Our 401(k)/Thrift Plan ("Savings Plan") is a tax-qualified savings plan pursuant to which most U.S. based employees, including the named executive officers, are able to contribute to the Savings Plan on a before tax basis the lesser of up to 100% of their annual compensation or the dollar limit prescribed annually by the Internal Revenue Service ("IRS"). We match 100% of the first 5% of compensation that is contributed to the Savings Plan subject to IRS annual compensation limits ($225,000 for 2007). All employee contributions are immediately vested and matching contributions are subject to a six year graded vesting schedule.

  Supplemental Savings Plan

          In addition to the Savings Plan, the named executive officers and certain other eligible employees can participate in the Supplemental Savings Plan, which is a non-qualified savings plan. Pursuant to the Supplemental Savings Plan, a participant can contribute between 1% and 40% of the participant's compensation to the Supplemental Savings Plan on a before tax basis. Any amounts in excess of the maximum annual before tax contribution to the Savings Plan allowed by the IRS will be deposited in the Supplemental Savings Plan. If the participant has not received the full Company match of the first 5% of pay in the Savings Plan, then the balance of the match would be contributed to the Supplemental Savings Plan. The Nonqualified Deferred Compensation for Fiscal 2007 table on page 27 contains additional Supplemental Savings Plan information for the named executive officers.

Other Benefits

        The named executive officers are provided with other benefits, including perquisites, that the Company and the Committee believe are reasonable. The Committee annually reviews the levels of these benefits provided to the named executive officers. The compensation associated with these benefits is included in the "All Other Compensation" column of the Summary Compensation Table on page 21 and a brief explanation of these benefits is shown in footnote 7 to such table. The following is a more detailed description of certain of these benefits.

Survivor Income Plan

        If a named executive officer dies prior to age 65 while employed by us or after having retired under our Pension Plan, then pursuant to an agreement with each named executive officer, the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in our employment until age 65 or has retired under the provisions of our Pension Plan, then commencing on his 65th birthday, such executive officer shall be paid $225 per month for 120 consecutive months.

Executive Medical Plan

        All employees, including the named executive officers, are eligible for medical coverage under our standard medical plan. The standard medical plan requires a coverage deductible, monthly medical plan premium and 20% co-payment for medical expenses up to $1,500 annually. Imputed income is assessed to the participant for the monthly premium with taxes thereon reimbursed by us. Also, the named executive officers are covered by an Executive Medical Plan that provides for the payment of the applicable deductible and monthly premium and co-payment on behalf of the participant. Annual maximum coverage under the Executive Medical Plan is $100,000 per family. The Executive Medical Plan's coverage guidelines are similar to those contained in the standard medical plan.

Company Aircraft

        With the approval of the CEO, our aircraft may be used by the named executive officers and other employees for business purposes. This provides a more efficient use of their time due to more direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

        Historically, the Chairman of the Board and the CEO were permitted reasonable personal use of our aircraft without reimbursement for such use. Effective January 1, 2008, this policy was revised to require reimbursement to us for the incremental cost of their use which is calculated based on variable operating costs of aircraft per nautical mile of operation. Such operating costs are described in footnote 7 of the Summary Compensation Table on page 21. With the approval of the CEO, the other named executive officers are permitted reasonable personal use of our aircraft subject to the same reimbursement obligation. Guests are permitted on these flights subject to space availability. For tax purposes, imputed income is assessed to each named executive officer for his or his guest's personal travel for the excess, if any, of the Standard Industrial Fare Level (SIFL) of all such flights during a calendar year over the aggregate reimbursement made by the executive officer during that calendar year.

Deductibility of Executive Compensation

        The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation of more than $1,000,000 that is paid to certain individuals. This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation. The Committee generally prefers to optimize the deductibility of compensation paid to our executive officers. However, if future compliance with Section 162(m) is inconsistent with our compensation policy or what is believed to be in the best interests of our stockholders, then future compensation arrangements may not be fully deductible under Section 162(m).

Potential Payments Upon Change in Control or Termination

Change of Control Agreements

        We have entered into Change of Control agreements with the named executive officers and certain other key employees. These agreements are entered into in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual change in control of the Company. These agreements contain a "double" trigger provision whereby no benefits will be paid to an executive unless both a change of control has occurred and the executive's employment is terminated after a change of control. We believe this arrangement appropriately balances our interests and the interests of executives since we make no payments unless a termination of employment occurs.

        More specifically, if we actually or constructively terminate a named executive officer's employment within 24 months after a change of control other than for cause, disability, death or the occurrence of a substantial downturn, or if any of the named executive officers terminates his employment for good reason within 24 months after a change of control (as such terms are defined in the Change of Control Agreement), any unvested benefits under our Supplemental Savings Plan and Supplemental Pension Plan and any options or restricted stock granted to any of the named executive officers will vest in full and we will be required to pay or provide:

  •
  A lump sum payment equal to two and one-half (2 1/2) times the base salary and annual bonus of the CEO and two (2) times the base salary and annual bonus of the other named executive officers

  •
  24 months of benefit continuation

  •
  A prorated annual bonus payable in one lump sum

  •
  Up to $5,000 for out-placement counseling services

  •
  A lump sum payment of any accrued vacation pay, any previously deferred compensation and base salary through the termination date provided that the payments and benefits shall be provided only if a named executive officer executes and does not revoke a release of claims in the form attached to the Change of Control Agreement. No tax gross-ups are provided on payments made under these agreements. These agreements are automatically renewed for successive two-year periods unless terminated by us.

        For more information regarding post-termination payments that we may be required to make to named executive officers in the event of a change of control, see the Potential Payments Upon Change-in-Control table on page 28.

        Our long-term equity compensation plans contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a "change of control", as defined in such plans. This provision was included in all equity plans in order to be consistent with market practice at the time the plans were approved by stockholders. The potential value of the acceleration of vesting of stock options and restricted stock upon a "change of control" is reflected in columns 6 and 7 of the Potential Payments Upon Change-in-Control table on page 28.

Other Termination Payments

        The following plans provide for potential payments to named executive officers upon termination of employment for other than change of control:

  •
  Supplemental Pension Plan and Supplemental Savings Plan described on pages 17 and 18 and quantified in the Pension Benefits for Fiscal 2007 and Nonqualified Deferred Compensation for Fiscal 2007 tables on pages 26 and 27.

  •
  Survivor Income Plan described on page 18 and quantified in the Potential Payments Upon Termination table on page 29.

Compensation Committee Report

        The Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following Directors, who comprise the Human Resources Committee:

John D. Zeglis, Chairman	William L. Armstrong	Paula Marshall

Summary Compensation Table

        The following table includes information concerning compensation paid to or earned by our named executive officers listed in the table for the fiscal year ended September 30, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Hans Helmerich, President and Chief Executive Officer	2007	580,793	169,058	60,475	1,061,927	563,525	—	117,065	2,552,843
John W. Lindsay, Executive Vice President, U.S. and International Operations of Drilling Subsidiary	2007	323,860	60,062	236,504	338,824	200,206	—	43,632	1,203,088
M. Alan Orr, Executive Vice President, Engineering and Development of Drilling Subsidiary	2007	330,144	60,062	181,425	372,557	200,206	—	27,948	1,172,342
Douglas E. Fears, Vice President and Chief Financial Officer	2007	295,333	50,301	60,475	368,494	167,669	—	31,309	973,581
Steven R. Mackey, Vice President, General Counsel and Secretary	2007	263,939	45,908	60,475	323,643	153,027	—	40,526	887,518

(1)
The amounts shown in this column are salaries earned during fiscal 2007. Annual salary adjustments become effective at the beginning of each calendar year. Thus, the salaries reported in the above table are the sum of the named executive officers' salaries for the last three months of calendar 2006 and the new salaries for the first nine months of calendar 2007. With the exception of Mr. Mackey, the named executive officers' base salaries for calendar 2007 were increased by 3.75%. Mr. Mackey's base salary was increased by 13.45% as the result of his performance of additional duties.

(2)
The amounts shown in this column reflect the amounts paid pursuant to our Annual Bonus Plan for Executive Officers based on the Human Resources Committee's subjective assessment of our safety and operational success and relative total stockholder return. These amounts were earned in connection with our performance for fiscal 2007, but were paid during the first quarter of fiscal 2008. Also, these amounts are over and above the amounts earned by meeting the performance objectives under that bonus plan.

(3)
The amounts included in this column represent the dollar amounts recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R ("SFAS 123R") during fiscal 2007 related to restricted stock awards, and disregarding any estimated forfeitures related to service-based vesting conditions. Amounts relating to portions of awards made in several years, including fiscal 2007, are included. During fiscal 2007, no forfeitures of restricted stock awards occurred. Because these amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 5, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2007, included in the 2007 Annual Report on Form 10-K filed with the SEC on November 28, 2007. See the Grants of Plan-Based Awards in Fiscal 2007 table on page 23 for information on restricted stock awards made in fiscal 2007.

(4)
The amounts included in this column represent the dollar amounts recognized for financial reporting purposes in accordance with SFAS 123R during fiscal 2007 related to option awards granted to the named executive officers during fiscal 2007 as well as prior years. The amounts shown disregard any estimated forfeitures related to service-based vesting conditions. During fiscal 2007, no forfeitures of option awards occurred. Because these amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 5, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2007, included in the 2007 Annual Report on Form 10-K filed with the SEC on November 28, 2007. See the Grants of Plan-Based Awards in Fiscal 2007 table on page 23 for information on option awards made in fiscal 2007.

(5)
The amounts included in this column are payments under our Annual Bonus Plan for Executive Officers based on annual performance measured against pre-established objectives whose outcome is uncertain at the time the awards are communicated to the named executive officers. The bonus award opportunities and financial measures and financial measure weightings for determining bonus amounts are described in the CD&A on page 15. The incentive payments reflected in this column were earned in connection with our performance for fiscal 2007, but were paid during the first quarter of fiscal 2008.

(6)
The aggregate change in the actuarial present value of the accumulated benefit of each named executive officer under our Pension Plan decreased during fiscal 2007. The aggregate decrease for each named executive officer is as follows: Hans Helmerich — $41,021; John W. Lindsay — $9,654; M. Alan Orr — $10,479; Douglas E. Fears — $8,192; and Steven R. Mackey — $9,557.

(7)
"All other compensation" for fiscal 2007 includes the following:

•
Our matching contribution to our 401(k)/Thrift Plan on behalf of each named executive officer as follows: Hans Helmerich — $11,250; John W. Lindsay — $11,250; M. Alan Orr — $11,250; Douglas E. Fears — $11,381; and Steven R. Mackey — $12,122.

•
Our matching contribution to the nonqualified Supplemental Savings Plan for Employees of Helmerich & Payne, Inc. on behalf of each named executive officer as follows: Hans Helmerich — $55,186; John W. Lindsay — $20,230; M. Alan Orr — $0; Douglas E. Fears — $11,267; and Steven R. Mackey — $15,309.

•
For Hans Helmerich, the amount reported includes $24,940 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. The amount reported is attributable primarily to flights by Mr. Helmerich in connection with attending board meetings of publicly held companies.

•
Our contributions toward business travel premiums, medical premiums, executive medical expenses, tax gross-up payments with respect to medical plan premiums, survivor life insurance premiums, club memberships and event tickets. The values of these personal benefits are based on the incremental aggregate cost to us and are not individually quantified because none of them individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each named executive officer.

Grants of Plan-Based Awards in Fiscal 2007

        As described on pages 15 to 16 of the CD&A, we provide incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders' interests. The following table provides information on non-equity incentive plan awards, and restricted stock and stock options granted in fiscal 2007 to each of our named executive officers. Although the grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will actually be realized during the terms of these grants.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(5)
										Exercise or Base Price of Option Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Hans Helmerich		229,973	459,946	689,918
	12/5/2006								120,000	26.895	1,243,200
John W. Lindsay		81,703	163,407	245,110
	12/5/2006							15,000			403,425
	12/5/2006								57,000	26.895	590,520
M. Alan Orr		81,703	163,407	245,110
	12/5/2006								57,000	26.895	590,520
Douglas E. Fears		59,605	134,112	208,618
	12/5/2006								40,000	26.895	414,400
Steven R. Mackey		54,400	122,400	190,400
	12/5/2006								40,000	26.895	414,400

(1)
These columns show the threshold, target and maximum potential value of the payout for each named executive officer under our Annual Bonus Plan for Executive Officers if certain of our financial performance objectives are achieved for the October 1, 2006 to September 30, 2007 performance period. The amounts are based on salaries in effect as of January 1, 2007 for each named executive officer which is the basis for determining the actual payments to be made subsequent to year-end. The potential payouts are performance-driven and therefore are at risk. The possible payouts reflected in the table may be increased or decreased by an adjustment factor of up to 30% based on the Human Resources Committee's assessment of corporate performance. The financial measures, bonus opportunities and adjustment factors for determining payout are described in the CD&A on page 15. Amounts earned for fiscal 2007 though paid in fiscal 2008, are reflected in the Summary Compensation Table under the captions "Bonus" and "Non-Equity Incentive Plan Compensation."

(2)
This column shows the number of shares of restricted stock granted in fiscal 2007 to the named executive officers. The shares of restricted stock vest in equal increments on December 5, 2011 and December 5, 2012. During the restricted period, the recipient of restricted stock is entitled to vote each share and to receive quarterly dividends at the same rate as other shares of our outstanding common stock.

(3)
This column shows the number of stock options granted in fiscal 2007 to the named executive officers. These options vest and become exercisable ratably in four equal annual installments, beginning on December 5, 2007, one year after the grant date.

(4)
This column shows the exercise price for the stock options granted, which was the average of the high and low prices of our stock on December 5, 2006. The closing price of our stock on December 5, 2006 was $26.89.

(5)
The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. This column shows the full grant date fair value of the restricted stock and stock options under SFAS 123R granted to the named executive officers in fiscal 2007. The full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For restricted stock, the fair value was determined based on the closing trading price of the Company's shares on the grant date. For stock options, fair value was calculated using the Black-Scholes value on the grant date of $10.36. In applying the Black-Scholes model, we have made certain valuation assumptions. For additional information on the valuation assumptions, refer to note 5, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2007, included in the 2007 Annual Report on Form 10-K filed with the SEC on November 28, 2007. The actual value, if any, the named executive officer will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The values reflect the accounting expense and may not reflect the actual value realized by the named executive officer.

Outstanding Equity Awards at Fiscal 2007 Year-End

        The following table provides information on the current holdings of stock option awards and stock awards by the named executive officers at September 30, 2007. This table includes exercisable and unexercisable option awards and unvested restricted stock awards, and such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each grant that has not fully vested is shown following this table. For additional information about the option awards and stock awards, see the description of such awards in the CD&A on pages 15 through 16.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hans Helmerich	12/2/1998 12/1/1999 12/6/2000 12/5/2001 12/4/2002 12/3/2003 12/1/2004 12/5/2005 12/5/2006	236,520 236,520 236,520 236,520 180,000 135,000 90,000 22,500	45,000 90,000 67,500 120,000	(1) (2) (3) (4)		6.3975 9.4178 12.2955 11.3318 13.87 12.08 16.01 30.2375 26.895	12/2/2008 12/1/2009 12/6/2010 12/5/2011 12/4/2012 12/3/2013 12/1/2014 12/5/2015 12/5/2016	10,000	(5)	328,300	(7)
John W. Lindsay	12/6/2000 12/5/2001 12/4/2002 12/3/2003 12/1/2004 12/5/2005 12/5/2006	7,884 23,652 36,000 24,000 22,000 8,750	8,000 22,000 26,250 57,000	(1) (2) (3) (4)		12.2955 11.3318 13.87 12.08 16.01 30.2375 26.895	12/6/2010 12/5/2011 12/4/2012 12/3/2013 12/1/2014 12/5/2015 12/5/2016	30,000 15,000	(5) (6)	984,900 492,450	(7) (7)
M. Alan Orr	12/5/2001 12/4/2002 12/3/2003 12/1/2004 12/5/2005 12/5/2006	16,424 30,000 27,000 22,000 8,750	13,500 22,000 26,250 57,000	(1) (2) (3) (4)		11.3318 13.87 12.08 16.01 30.2375 26.895	12/5/2011 12/4/2012 12/3/2013 12/1/2014 12/5/2015 12/5/2016	30,000	(5)	984,900	(7)
Douglas E. Fears	12/5/2001 12/4/2002 12/3/2003 12/1/2004 12/5/2005 12/5/2006	19,710 60,000 45,000 30,000 8,750	15,000 30,000 26,250 40,000	(1) (2) (3) (4)		11.3318 13.87 12.08 16.01 30.2375 26.895	12/5/2011 12/4/2012 12/3/2013 12/1/2014 12/5/2015 12/5/2016	10,000	(5)	328,300	(7)
Steven R. Mackey	12/4/2002 12/3/2003 12/1/2004 12/5/2005 12/5/2006	12,500 37,500 25,000 7,500	12,500 25,000 22,500 40,000	(1) (2) (3) (4)		13.87 12.08 16.01 30.2375 26.895	12/4/2012 12/3/2013 12/1/2014 12/5/2015 12/5/2016	10,000	(5)	328,300	(7)

(1)
The options were granted on December 3, 2003 and vest ratably over a four year period commencing on the anniversary of the date of grant.

(2)
The options were granted on December 1, 2004 and vest ratably over a four year period commencing on the anniversary of the date of grant.

(3)
The options were granted on December 5, 2005 and vest ratably over a four year period commencing on the anniversary of the date of grant.

(4)
The options were granted on December 5, 2006 and vest ratably over a four year period commencing on the anniversary of the date of grant.

(5)
The unvested shares of restricted stock were awarded on December 5, 2005, and vest in 1/3 increments on 12/5/2008, 12/5/2009 and 12/5/2010.

(6)
The unvested shares of restricted stock were awarded on December 5, 2006, and vest in 1/2 increments on 12/5/2011 and 12/5/2012.

(7)
The aggregate market value is based on the closing market price of the Company's stock of $32.83 at September 28, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

        No stock options were exercised by, or stock awards vested for, the named executive officers in fiscal 2007.

PENSION BENEFITS FOR FISCAL 2007

        The Pension Benefits table below sets forth the fiscal 2007 year-end present value of accumulated benefits payable to each of our named executive officers under our Pension Plan and the Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The pension benefit under our Pension Plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

        The pension benefit for the period commencing October 1, 2003 through September 30, 2006, is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

        Pension benefits are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. The Pension Plan benefit formulas are the same for all employees. Therefore, retirement benefits for executives are calculated in the same manner as for other employees.

        A normal retirement benefit is available under our Pension Plan if the employee retires at age 65 with at least 5 years of credited service or is otherwise fully vested. The "normal retirement date" is the first day of the month coincident with or next following the later of (i) normal retirement age (age 65) and (ii) the fifth anniversary of the employee's participation in the Plan.

        An employee can take early retirement once he has reached age 55 and has completed at least 10 years of credited service. The amount of the early retirement benefit payment is reduced if the employee retires prior to age 62 and immediately begins receiving payments. The reduction in the annual benefit amount is 6% for each year (1/2 of 1% for each month) the employee's early retirement benefit payments start prior to age 62. The Pension Plan provides unreduced benefits for early retirement after the employee reachs age 62 and has at least 10 years of credited service. The benefit after age 62 is calculated the same as a benefit at age 65.

        A vested benefit is available if the employee terminates employment before early or normal retirement and has 5 or more years of credited service. However, the employee may elect to start receiving a benefit as early as age 55 if he had 10 years of credited service. In this situation the monthly amount will be less than what the employee would receive had he waited until age 65 since the benefit will be actuarially reduced to cover a longer period of time for payment. The actuarial reduction of the early deferred vested pension is greater than the reduction for early retirement immediately following termination of employment. However, if the employee qualified for the more favorable reduction factors at the time he leaves the Company, the benefit is based on those factors.

        The employee may choose among alternative forms of retirement income payment after he becomes eligible to retire on his normal retirement date or early retirement date, as the case may be. Optional forms of payment include a single life annuity (which is an unreduced monthly pension for the rest of the employee's life), a Joint & Survivor Annuity (which is a reduced monthly pension during the employee's lifetime with payments, depending on the employee's election, of 50%, 75% or 100% of the monthly pension continuing to the employee's spouse for the rest of the spouse's life), a guaranteed certain benefit option (which is a reduced monthly pension with payments guaranteed for 10 years and if the employee dies before the end of this period, his beneficiary will receive the payments through the end of this period) or a lump-sum (a one-time only lump sum payment, based on the present value of the monthly benefits that would have been expected to be paid for the retiree's lifetime. No survivor benefits are payable under this option.)

        The Supplemental Pension Plan benefit payable to the employee is the difference between the monthly amount of our Pension Plan benefit to which the employee would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Sections 415 and 401(a)(17) of the Internal Revenue Code, and the monthly amount actually payable to the employee under our Pension Plan at the applicable point in time. The benefit amount is computed as of the employee's date of termination with the Company in the form of a straight life annuity payable over the employee's lifetime (calculated in the same manner as the Pension Plan) assuming payment was to commence at the employee's normal retirement date. Payment of this Supplemental Pension Plan benefit commences on the same date as payment of our Pension Plan benefit commences but in no event later than 30 days following the employee's termination of employment or date of death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Hans Helmerich	Pension Plan Supplemental Pension Plan	28 28	272,448 349,363	— —
John W. Lindsay	Pension Plan Supplemental Pension Plan	20 20	106,737 17,263	— —
M. Alan Orr	Pension Plan Supplemental Pension Plan	32 32	342,058 62,721	— —
Douglas E. Fears	Pension Plan Supplemental Pension Plan	21 21	306,639 157,029	— —
Steven R. Mackey	Pension Plan Supplemental Pension Plan	21 21	289,401 100,510	— —

(1)
The above table assumes an age 65 lump-sum benefit. The Present Value of Accumulated Benefit is calculated as of September 30, 2007, payable as of 65 discounted for mortality and interest to current age. The factors used are the age 65 lump-sum factor as of September 30, 2007, the 1994 Uninsured Pensioner Mortality Table for Males and Females, and a 6.25% interest rate.

Messrs. Fears, Mackey and Orr are currently eligible to receive a reduced early retirement benefit upon termination of employment. They would have the option of deferring their benefit to a later date in order to reduce the early retirement reduction or to receive an unreduced benefit at age 62.

Messrs. Helmerich and Lindsay would be eligible to receive a benefit anytime after attaining age 55 upon their termination of employment. Depending on their age at termination, they would be eligible to receive either a reduced early retirement benefit or an actuarially reduced early deferred vested benefit on or after age 55.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

        Pursuant to our Supplemental Savings Plan, a participant can contribute between 1% and 40% of a participant's combined base salary and bonus to the Plan on a before-tax basis. If the participant has not received the full Company match of the first 5% of pay in the Savings Plan, then the balance of the match will be contributed to the Supplemental Savings Plan. With the exception of one stable value fund, the investment fund selections are identical in both the qualified Savings Plan and the Supplemental Savings Plan. All distributions are made in one lump sum upon termination of a participant's employment.

        The following Nonqualified Deferred Compensation table summarizes the named executive officers' compensation for fiscal 2007 under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Hans Helmerich	212,082	55,186	462,354	—	3,044,509
John W. Lindsay	69,397	20,230	40,673	—	347,425
M. Alan Orr	—	—	—	—	—
Douglas E. Fears	17,954	11,267	89,579	—	696,006
Steven R. Mackey	19,091	15,309	58,069	—	636,312

(1)
The amounts reflected as Registrant Contributions above are included in the Summary Compensation Table under "All Other Compensation." Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee's elected deferral percentage rate. These contributions are based on salary and bonus. Executive Contributions are reported as compensation in the Summary Compensation Table.

(2)
The amounts in this column consist of amounts credited as earnings for fiscal 2007. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table.

Potential Payments Upon Change-in-Control

        The following table shows potential pre-tax payments to our named executive officers under existing agreements in the event of a change-in-control, assuming a September 30, 2007 termination date and using the closing price ($32.83) of our common stock as of such date. Any payments due under the agreements are to be paid in a lump sum within 30 days after an executive's employment termination date.

Name	Salary and Bonus ($) (1)	Bonus ($) (2)	Vacation Pay ($) (3)	Continued Benefits ($) (4)	Outplacement Services ($) (5)	Stock Options ($) (6)	Restricted Stock ($) (7)	Unvested Non-qualified Plans ($) (8)	Total ($)
Hans Helmerich	3,398,580	784,500	11,609	225,125	5,000	3,334,744	164,150	3,394,212	11,317,920
John W. Lindsay	1,093,626	220,000	10,527	107,404	5,000	942,388	984,900	355,464	3,719,309
M. Alan Orr	1,093,626	220,000	—	87,659	5,000	1,056,513	492,450	62,721	3,017,969
Douglas E. Fears	1,085,052	244,500	3,725	119,472	5,000	1,121,303	164,150	861,864	3,605,066
Steven R. Mackey	953,000	204,500	13,599	111,279	5,000	975,606	164,150	735,797	3,162,931

(1)
For Mr. Helmerich, this amount represents a lump sum payment equal to two and one-half (2 1/2) times the sum of (a) base salary in effect at the time of termination and (b) an annual bonus, derived by taking the average of the annual bonus paid during the preceding two years. The computation for the other named executive officers is the same except that the multiplier in the preceding formula is two (2) times.

(2)
This amount represents an annual bonus for the fiscal year-end which coincides with the termination date of September 30, 2007. This annual bonus amount is calculated in the manner contemplated in footnote (1) above.

(3)
This column reflects accrued vacation pay not yet paid by us as of September 30, 2007.

(4)
This amount represents the value of 24 months of benefit continuation following the termination of employment. Benefits included are: 18 months of Company and executive medical COBRA, and private medical, dental and vision insurance for 6 months following COBRA; basic and supplemental life insurance; long-term disability insurance; Savings Plan match; and Supplemental Savings Plan match by us.

(5)
This amount represents payment for outplacement counseling services if utilized by the named executive officer.

(6)
This column represents the potential value of unvested stock options that would vest. The value in the column is derived by multiplying the number of shares underlying the options that vested by the difference between $32.83, the market price of our common stock at September 30, 2007, and the exercise price of each option that vested.

(7)
This column represents the value of unvested restricted stock awards that would vest. The value on September 30, 2007 is shown at $32.83 per share, the closing price of our common stock on that date.

(8)
This column reflects the value of, and payout under, the Supplemental Savings Plan and Supplemental Pension Plan.

Potential Payments Upon Termination

        The following table shows potential pre-tax payments to our named executive officers under the Survivor Income Plan, discussed in the CD&A on page 18, in the event of termination of employment at an assumed termination date of September 30, 2007.

Name (1)	Benefit A ($) (2)	Benefit B ($) (3)
Hans Helmerich a. Termination by Reason of Death b. Termination by Other Events	— —	270,000 —
John W. Lindsay a. Termination by Reason of Death b. Termination by Other Events	— —	270,000 —
M. Alan Orr a. Termination by Reason of Death b. Termination by Other Events	— 27,000	270,000 —
Douglas E. Fears a. Termination by Reason of Death b. Termination by Other Events	— 27,000	270,000 —
Steven R. Mackey a. Termination by Reason of Death b. Termination by Other Events	— 27,000	270,000 —

(1)
In addition to the amounts reflected in this table, the named executive officers would receive applicable benefits from the Supplemental Pension Plan and the Supplemental Savings Plan as described on pages 17 through 18.

(2)
If a named executive officer remains in our employment until age 65 or has retired under the provisions of our Pension Plan (a named executive officer may receive early retirement benefits at age 55), then commencing on his 65th birthday, such executive officer shall be paid $225 per month for 120 consecutive months. At September 30, 2007, only Messrs. Orr, Fears and Mackey were age 55 or older.

(3)
If a named executive officer dies prior to age 65 while employed by us or after having retired under our Pension Plan (a named executive officer may receive early retirement benefits at age 55), then the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death.

DIRECTOR COMPENSATION IN FISCAL 2007

        Each non-employee Director receives a quarterly retainer of $12,500. The Audit Committee chair receives a quarterly retainer of $3,750 and the Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $1,250. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. These retainer amounts became effective January 1, 2007. The quarterly retainers paid in December of 2006 were as follows: each non-employee Director—$7,500; the Audit Committee chair—$2,500; the Human Resources Committee and Nominating and Corporate Governance Committee chairs—$1,250; and each Audit Committee member—$1,250. In addition to quarterly retainers, each non-employee Director receives an annual option to purchase shares of our common stock pursuant to the Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan which has a value of $50,000 on the date of grant. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Committee meetings. Mr. W. H. Helmerich, III receives no compensation from us for serving as our Chairman of the Board. Similarly, employee Directors do not receive compensation for serving on the Board.

        The Directors may participate in our Director Deferred Compensation Plan ("Plan"). Each Director participating in the Plan may defer into a separate account maintained by us all or a portion of such Director's cash compensation paid by us for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director's account at a rate equal to prime plus one percent. Under the stock unit investment alternative, we credit the Director's account with a number of stock units determined by dividing the Director's deferred compensation amount by the fair market value of a share of our common stock on the compensation deferral date. The Director's account is also credited with any dividends that would have been paid by us had the Director held actual shares of our common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of our common stock and the distribution of dividends. The stock units credited to a Director's account are used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Plan. No Director is entitled to a distribution of actual shares of our common stock or to any other stockholder rights with respect to the stock units credited under the Plan. Except for emergency withdrawals and a change of control event (as defined in the Plan), the deferred cash amounts in a Director's account are not paid until he or she ceases to be a Director. The Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors are able to participate in the Plan. The Plan is interpreted and administered by the Human Resources Committee of the Board.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
William L. Armstrong	50,000	—	45,636	—	—	—	95,636
Glenn A. Cox	63,750	—	45,636	—	—	—	109,386
Randy A. Foutch	40,000	—	18,776	—	—	—	58,776
W. H. Helmerich, III	—	—	—	—	—	249,227	249,227
Paula Marshall	45,000	—	45,636	—	—	—	90,636
Edward B. Rust, Jr.	50,000	—	45,636	—	1,746	—	97,382
John D. Zeglis	55,000	—	45,636	—	—	—	100,636
Former Directors
George S. Dotson	—	—	—	—	—	300,000	300,000

(1)
Cash retainers and committee chair fees are paid quarterly in March, June, September and December.

(2)
This column shows both (a) the full grant date fair value of the stock options under SFAS 123R granted to the Directors in fiscal 2007 and (b) the dollar amounts recognized for financial reporting purposes in accordance with SFAS 123R during fiscal 2007 related to all Director option awards expensed in fiscal 2007 regardless of year of grant. Because option grants to Directors in fiscal 2007 and prior years vested on the date of grant, the fiscal 2007 stock option grant is the only grant utilized in each computation and, therefore, the grant date fair value of the fiscal 2007 stock option grant and the dollar amount expensed in fiscal 2007 for all Director stock options are the same. During fiscal 2007, no forfeitures of option awards occurred. Because these amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the Directors. For additional information, including valuation assumptions with respect to the fiscal 2007 grants, refer to note 5, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2007, included in the 2007 Annual Report on Form 10-K filed with the SEC on November 28, 2007.

  The following table provides information on the outstanding equity awards at fiscal year-end for non-employee Directors. This table includes unexercised option awards reflected in each row below on an award-by-award basis. All options vested on the date of grant and expire ten years following the grant date. For additional information about the option awards, see the description of such awards in the CD&A on page 16.

Outstanding Equity Awards at Fiscal 2007 Year-End

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William L. Armstrong	6/5/2002 12/3/2003 9/1/2004 12/1/2004 12/5/2005 12/5/2006	7,358 2,800 1,316 4,208 2,290 4,405	— — — — — —	13.3752 12.08 13.055 16.01 30.2375 26.895	6/5/2012 12/3/2013 9/1/2014 12/1/2014 12/5/2015 12/5/2016
Glenn A. Cox	6/5/2002 12/3/2003 9/1/2004 12/1/2004 12/5/2005 12/5/2006	7,358 2,800 1,316 4,208 2,290 4,405	— — — — — —	13.3752 12.08 13.055 16.01 30.2375 26.895	6/5/2012 12/3/2013 9/1/2014 12/1/2014 12/5/2015 12/5/2016
Randy A. Foutch	3/7/2007	2,061	—	27.445	3/7/2017
W. H. Helmerich, III (a)	—	—	—	—	—
Paula Marshall	12/3/2003 9/1/2004 12/1/2004 12/5/2005 12/5/2006	2,800 1,316 4,208 2,290 4,405	— — — — —	12.08 13.055 16.01 30.2375 26.895	12/3/2013 9/1/2014 12/1/2014 12/5/2015 12/5/2016
Edward B. Rust, Jr.	6/5/2002 12/3/2003 9/1/2004 12/1/2004 12/5/2005 12/5/2006	7,358 2,800 1,316 4,208 2,290 4,405	— — — — — —	13.3752 12.08 13.055 16.01 30.2375 26.895	6/5/2012 12/3/2013 9/1/2014 12/1/2014 12/5/2015 12/5/2016
John D. Zeglis	6/5/2002 12/3/2003 9/1/2004 12/1/2004 12/5/2005 12/5/2006	7,358 2,800 1,316 4,208 2,290 4,405	— — — — — —	13.3752 12.08 13.055 16.01 30.2375 26.895	6/5/2012 12/3/2013 9/1/2014 12/1/2014 12/5/2015 12/5/2016
Former Directors
George S. Dotson	12/2/1998 12/1/1999 12/6/2000 12/5/2001 12/4/2002 12/3/2003 12/1/2004	97,680 140,160 157,680 157,680 120,000 120,000 120,000	— — — — — — —	6.3975 9.4178 12.2955 11.3318 13.87 12.08 16.01	12/2/2008 12/1/2009 12/6/2010 12/5/2011 12/4/2012 12/3/2013 12/1/2014

    (a)
    Mr. Helmerich receives no equity compensation from us for serving as our Chairman of the Board.

(3)
Amounts in this column reflect above-market earnings on Board of Director fees deferred into the interest investment alternative under our Director Deferred Compensation Plan.

(4)
"All Other Compensation" for fiscal 2007 includes the following amounts:

•
Mr. W. H. Helmerich, III, Chairman of the Board, receives $170,300 per calendar year, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services to the Company (exclusive of services rendered by Mr. Helmerich as Chairman of the Board). The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Company or Mr. W. H. Helmerich, III. In addition, the amount reported includes $76,907 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent and other costs, were not included. The amount reported includes deadhead flights. "All Other Compensation" also includes our contributions toward certain event tickets.

•
Mr. Dotson retired from the Board of Directors on March 7, 2007. Under an Advisory Services Agreement with the Company, Mr. Dotson receives a monthly fee of $25,000, plus reimbursement of reasonable business travel and other expenses in consideration of his agreement to provide advisory services. The Advisory Services Agreement terminates on February 29, 2008, unless extended by mutual agreement.

Summary of All Existing Equity Compensation Plans

        The following chart sets forth information concerning our equity compensation plans as of September 30, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	6,031,715	$15.8016	3,220,814
Equity compensation plans not approved by security holders (2)	—	—	—
Total	6,031,715	$15.8016	3,220,814

(1)
Includes the 1996 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 2005 Long-Term Incentive Plan of the Company.

(2)
We do not maintain any equity compensation plans that have not been approved by the stockholders.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2007, the members of our Human Resources Committee were Ms. Marshall and Messrs. Armstrong and Zeglis. No executive officer or Director of the Company has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

Audit Committee Report

        In conjunction with its activities during the fiscal year ended September 30, 2007, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence. Based on the foregoing review and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2007.

Submitted By The Audit Committee

Glenn A. Cox	Randy A. Foutch	Edward B. Rust, Jr.	John D. Zeglis

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company has adopted written Related Person Transaction Policies and Procedures. The Audit Committee is responsible for applying such policies and procedures. The Audit Committee reviews all transactions, arrangements or relationships in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, the Company is a participant, and any related person has or will have a material direct or indirect interest. In general, a related person is any Company executive officer, Director or nominee for election as a Director, any greater than 5 percent beneficial owner of our common stock, and immediate family members of any of the foregoing.

        The Audit Committee applies the applicable policies and procedure by reviewing the material facts of all interested transactions that require the Audit Committee's approval and either approves or disapproves of the entry into the interested transaction, subject to the exceptions described below. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction. In determining whether to approve an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related person's interest in the interested transaction, the material terms of the interested transaction including whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the materiality of the related person's direct or indirect interest in the interested transaction, the materiality of the interested transaction to us, the impact of the interested transaction on the related person's independence (as defined in our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards), and the actual or apparent conflict of interest of the related person participating in the transaction (as contemplated under our Code of Business Conduct and Ethics). The following transactions are deemed to be pre-approved under the applicable policies and procedures: (i) Director and executive officer compensation otherwise required to be disclosed in our proxy statement, (ii) transactions where all of our stockholders receive proportional benefits, (iii) certain banking related services, and (iv) transactions available to our employees generally.

        Except for consulting arrangements pertaining to Messrs. W. H. Helmerich, III and George S. Dotson discussed above under the Director Compensation Table, there are no related person transactions required to be reported in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

        For the fiscal year ended September 30, 2007, all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis with the SEC. In making this disclosure, we have relied solely upon the written representations of our Directors and executive officers, and copies of the reports they have filed with the SEC.

Independent Registered Public Accounting Firm

        The independent registered public accounting firm selected by us for the current year which audited our accounts for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

        The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to us:

	Years Ended September 30
	2007	2006
Audit Fees (1)	$1,197,742	$1,134,540
Audit-Related Fees (2)	64,766	63,600
Tax Fees (3)	109,880	111,967
All Other Fees	—	—

Total	$1,372,388	$1,310,107

(1)
Includes fees for services related to the annual audit of the consolidated financial statements for the years ended September 30, 2007 and 2006 and the reviews of the financial statements included in our Form 10-Q reports, required domestic and international statutory audits and attestation reports, and the auditor's report for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Includes fees for the audits of our Employee Retirement Plan, 401(k)/Thrift Plan, Employee Benefit Program and Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary.

(3)
Includes fees for services rendered for tax compliance, tax advice and tax planning, including expatriate tax services and transfer pricing studies.

        The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent registered public accounting firm as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal 2007, all of the audit and non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor's independence.

Tabulation of Votes

        With regard to Proposal 1, election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. If a stockholder does not specify on the enclosed and returned proxy card (or when giving the stockholder's proxy by telephone or over the Internet) how to vote the stockholder's shares, such shares will be voted FOR the nominees listed above as "Nominees for Directors of the Second Class". The proxies executed and returned on the enclosed form (or delivered via telephone or over the Internet) can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies (whether given on the enclosed form, by telephone, or over the Internet) will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of Directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting.

        Broadridge Financial Solutions, Inc. will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed two employee inspectors to receive Broadridge's tabulation, to tabulate all other votes, and to certify the voting results.

Stockholder Proposals

        Our annual meeting for 2009 will be held Wednesday, March 4, 2009. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2009 annual meeting must submit such proposal or proposals in writing to us at our headquarters in Tulsa, Oklahoma, Attention: Corporate Secretary, on or before September 27, 2008, in order for such proposal or proposals to be considered for inclusion in our proxy statement and accompanying proxy. For any other proposal that a stockholder wishes to have considered at our 2009 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning November 5, 2008, and ending December 5, 2008. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion on whether to vote on such matters at the meeting. In addition, proposals must also comply with our By-laws and the rules and regulations of the SEC.

Executive Officers

        The names, ages and other information for our executive officers is incorporated by reference to Item 4 of Part I of our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on November 28, 2007.

Important Notice Regarding the Availability of Proxy Materials For the Stockholder Meeting to be Held on March 5, 2008

        Stockholders may view this proxy statement, our form of proxy and our 2007 Annual Report to Stockholders over the Internet by accessing our website at http://www.hpinc.com and clicking on "SEC Filings" under the "Investors" tab. Information on our website does not constitute a part of this proxy statement.

Other Matters

        As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

By Order of the Board of Directors

STEVEN R. MACKEY Secretary

Dated: January 25, 2008

Notice of Annual Meeting

of Stockholders

to be held

March 5, 2008

and

Proxy Statement

1437 SOUTH BOULDER AVENUE
TULSA, OKLAHOMA 74119

HELMERICH & PAYNE, INC. 1437 SOUTH BOULDER AVENUE TULSA, OK 74119	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Helmerich & Payne, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the undersigned's shares in the same manner as if the undersigned marked, signed and returned the undersigned's proxy card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HRICH1	KEEP THIS PORTION FOR YOUR RECORDS
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HELMERICH & PAYNE, INC.

	Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Nominees for Directors of the "Second Class" for a three-year term are 01) William L. Armstrong and 02) John D. Zeglis. DIRECTORS RECOMMEND A VOTE FOR ITEM 1.		/ /	/ /	/ /
For address changes and/or comments, please check this box and write them on the back where indicated.		/ /

(Sign here exactly as name appears herein. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, guardian, or trustee, please give your full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person.)
Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on March 5, 2008:    Stockholders may view the 2007 Annual Report to Stockholders, our form of proxy and the Proxy Statement at http://www.hpinc.com by clicking on "SEC Filings" under the "Investors" tab.

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Proxy for Annual Meeting

HELMERICH & PAYNE, INC.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

                The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, W. H. Helmerich, III, Hans Helmerich, and Steven R. Mackey, and each of them (the "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, Granite Room, 1st Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Wednesday, March 5, 2008, at 12:00 noon, Tulsa time, and all adjournments thereof.

                THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

QuickLinks

PROPOSAL 1 — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2007
Outstanding Equity Awards at Fiscal 2007 Year-End
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
PENSION BENEFITS FOR FISCAL 2007
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007
Potential Payments Upon Change-in-Control
Potential Payments Upon Termination
DIRECTOR COMPENSATION IN FISCAL 2007
Director Compensation Table
Outstanding Equity Awards at Fiscal 2007 Year-End
Equity Compensation Plan Information